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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                              WCA WASTE CORPORATION


         FIRST:  The name of the corporation is WCA Waste Corporation.

         SECOND: The address of the registered office of the corporation in the State of Delaware is 615 S. DuPont Highway, Dover, Delaware 19901, Kent County. The name of the registered agent of the corporation at such address is Capitol Services, Inc.

         THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage is any lawful business, act or activity for which corporations may be organized under the General Corporation law of the State of Delaware. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

         FOURTH: (1) Shares. The total number of shares of all classes which the Corporation shall have authority to issue is Twenty-Eight Million (28,000,000) shares, consisting of Twenty Million (20,000,000) shares of common stock having $0.01 par value ("Common Stock"); and Eight Million (8,000,000) shares of preferred stock having $0.01 par value ("Preferred Stock").

         (2) Common Stock

              (a) Number of Shares. The Corporation shall have the authority to issue 20,000,000 shares of Common Stock.

              (b) Rights and Preferences. Each share of Common Stock shall have the same rights, preferences, powers and privileges as all other shares of Common Stock.

         (3) Preferred Stock.

              (a) Number of Shares. The Corporation shall have authority to issue 8,000,000 shares of Preferred Stock.

              (b) Powers, Preferences and Rights. Subject to restrictions imposed by one or more other series of Preferred Stock outstanding, shares of Preferred Stock may be issued from time to time in one or more series as from time to time may be determined by the Board of Directors of the Corporation. Each series shall be distinctly designated. Subject to restrictions imposed by one or more other series of Preferred Stock outstanding, the Board of Directors of the Corporation is hereby expressly granted the authority to establish a series of unissued shares of any class and to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock and incorporated in a statement filed with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, the designations, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, if any, of such series.

         FIFTH: No holder of shares of stock of the Corporation shall have a preemptive right to purchase or subscribe for and receive any shares of any class, or series thereof, of stock of the

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Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock.

         SIXTH: No stockholders of the Corporation shall have the right and power to cumulate votes attributable to their shares for the election of directors.

         SEVENTH: Election of directors need not be by written ballot, except and to the extent provided in the bylaws of the Corporation.

         EIGHTH: The incorporator of the Corporation is L. M. Wilson, Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002.

         NINTH: The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

               Name                            Mailing Address
               ----                            ---------------
         Tom J. Fatjo, Jr.                     One Riverway, Suite 1400
                                               Houston, Texas 77056

         Jerome M. Kruszka                     One Riverway, Suite 1400
                                               Houston, Texas 77056

         Tom J. Fatjo, III                     One Riverway, Suite 1400
                                               Houston, Texas 77056

The number of directors of the Corporation shall be fixed as specified or provided for in the bylaws of the Corporation.

         TENTH: Except as otherwise provided by statute, any action that might have been taken at a meeting of stockholders by a vote of the stockholders may be taken with the written consent of stockholders owning (and by such written consent, voting) in the aggregate not less than the minimum percentage of the total number of shares that by statute, this Certificate of Incorporation, the bylaws of the Corporation or an agreement of all of the stockholders are required to be voted with respect to such proposed corporate action; provided, however, that the written consent of a stockholder who would not have been entitled to vote upon the action if a meeting were held shall not be counted; and further provided, that prompt notice shall be given to all stockholders of the taking of such corporate action without a meeting if less than unanimous written consent of all stockholders who would have been entitled to vote on the action if a meeting were held is obtained.

         ELEVENTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation or adopt new bylaws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to bylaw provisions which have been adopted, amended, or repealed by the stockholders; and further


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provided, that bylaws adopted or amended by the Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

         TWELFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them, and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholders thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors; and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         THIRTEENTH: A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the Delaware General Corporation Law, as the same exists or may hereafter be amended to further limit or eliminate such liability. Moreover, the Corporation shall, to the fullest extent permitted by law, indemnify any and all officers and directors of the Corporation, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

         FOURTEENTH: The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation, bylaws of the Corporation or written agreement of all of the stockholders of the Corporation, from time to time, to amend the Certificate of Incorporation or any provisions thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.


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         IN WITNESS WHEREOF, the undersigned has hereunto set his/her hand this
26th day of February 2004.


                                                /s/ L. M. Wilson
                                                -------------------------------
                                                L. M. Wilson